Exhibit 99.1

PRESS RELEASE

Contacts:
Investors		Media
EVC Group		EVC Group
Douglas Sherk,	(415) 896-6820	Sheryl Seapy
Jennifer Beugelmans,	(415) 896-6820	(415) 272-3323

FOR IMMEDIATE RELEASE

PHARSIGHT REPORTS STRONG FISCAL FIRST QUARTER RESULTS

Revenue Increases 35% Year-Over-Year and Gross Margin Improves to 63%

Company Achieves Second Consecutive Quarter of Net Income

MOUNTAIN VIEW, Calif., July 27, 2004 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its first quarter of fiscal year 2005, ended June 30, 2004. For the first quarter, revenue was $5.0 million, an increase of 35% compared with revenue of $3.7 million in the first quarter of fiscal year 2004. Net income was $94,000 in the first quarter compared with a net loss of $1.4 million for the same period in the prior fiscal year.

The net loss attributable to common stockholders was $81,000 or $0.00 per share in the first quarter of fiscal 2005, compared with a net loss attributable to common stockholders of $1.6 million or $0.09 per share in the first quarter of the prior fiscal year.

Gross margin improved to 63% in the first quarter of fiscal 2005, compared with a gross margin of 51% during the first fiscal quarter of 2004, ended June 30, 2003.

“Our financial performance in the first quarter illustrates our commitment to achieving our key objectives of building a strong financial foundation and a predictable revenue stream,” said Shawn M. O’Connor, president and chief executive officer. “The robust year-over-year revenue growth represented increasing demand for both our software products and our consulting services. We believe that our success in realigning our business to focus on our core offerings has also positively impacted demand. Our license and renewal revenue increased 33% over the first quarter of fiscal 2004 and Pharsight® Knowledgebase Server™ (“PKS™”) continued to gain mindshare among the leading pharmaceutical companies. With PKS in production and operational for a growing number of clients, we believe we are making steady progress toward reaching our goals of sustainable growth and profitability.”

Customer Highlights

During the first quarter, Pharsight successfully completed its implementation of the Pharsight PKS and PKS Reporter™ for Wyeth at its Collegeville, Pennsylvania and Pearl River, New York locations. The PKS implementation will allow Wyeth to integrate and streamline its pharmaceutical technology systems and platforms while providing users with direct access to data.

Pharsight also signed significant renewal contracts for drug development consulting with two of the Company’s largest clients, Pfizer Inc. and Aventis Pharmaceuticals Inc.

Product Developments

Pharsight continued to make significant progress in driving market acceptance of its Drug Model Explorer™ (“DMX™”). During the quarter, Pharsight’s largest DMX customer expanded its use of DMX to four new projects, and committed to expand its use to five more, in multiple additional therapeutic areas. This customer continues to evaluate DMX for additional therapeutic applications.

Cash & Liquidity

Pharsight ended the first quarter of fiscal 2005 with $8.5 million in cash and cash equivalents, compared with $10.0 million in cash and cash equivalents at March 31, 2004.

“During the quarter our cash position was impacted by the timing of cash collections after quarter-end based upon the timing of customer acceptance of deliverables related to several large consulting projects and software implementations,” said Cynthia Stephens, senior vice president and chief financial officer. In addition, the payment of several large annual expenses during the fiscal first quarter, consistent with timing experienced in prior years, temporarily increased cash outflows for this period. Based upon our internal forecasts, we anticipate positive cash flow for the full fiscal year, although the cash flow in individual quarters may fluctuate based upon timing of and completion of large software installations and strategic consulting projects,” concluded Ms. Stephens.

Guidance

The Company reiterated its guidance for the full fiscal year 2005 ending March 31, 2005. Revenue is expected to grow 27 to 30% compared with fiscal year 2004, and depending on revenue mix, net income is expected to be 5 to 10% of total revenue. The net income guidance for fiscal 2005 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such stock dividends may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that the overall long-term revenue trend in its software business will continue to increase in response to customer demand, the revenue in individual quarters may fluctuate significantly in the future, based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast today, Tuesday, July 27, 2004 at 2 p.m. Pacific Time to discuss the Company’s fiscal first quarter results, outlook for fiscal year 2005 and current corporate developments. The dial-in number for the conference call is 800-218-0713 for domestic participants and 303-262-2142 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the Investor Relations icon. The webcast can then be accessed under the Financial Events section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight on Tuesday, August 3, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use passcode 11002277#.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

The statements regarding Pharsight’s drive toward sustainable growth and profitability, long-term revenue trends in Pharsight’s software business, future cash flow and sufficiency of cash flow to fund ongoing operations and revenue growth rates in this press release may be considered forward-looking statements. Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including: changing economic conditions may affect the demand Pharsight expects for its products and services and may prevent the company from sustaining positive cash flow; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions may delay the company’s growth or ability to sustain profitability or the company’s ability to sustain positive cash flow; timing of completion of large software installations and acceptance of consulting project deliverables, and related revenue recognition and associated cash collections may impact profitability and cash flow in any particular quarter; election of Series A preferred stockholders to receive dividend payment in the form of Series B shares, and the valuation of such stock dividend may prevent Pharsight from achieving and sustaining net income attributable to common stockholders, and other risks disclosed under the caption “Risk Factors” in Pharsight’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 15, 2004. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight is a registered trademark of Pharsight Corporation. Pharsight Knowledgebase Server (PKS), PKS Reporter and Drug Model Explorer (DMX) are trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30
	2004	2003
Revenues:
License and renewal	$2,119	$1,589
Services	2,915	2,138

Total revenues	5,034	3,727

Cost of revenues	1,844	1,838

Gross margin	3,190	1,889

Operating expenses:
Research and development	710	770
Sales and marketing	1,092	1,111
General and administrative	1,254	1,263
Amortization of deferred stock compensation	—	67

Total operating expenses	3,056	3,211

Income (loss) from operations	134	(1,322)
Other expense, net	(36)	(56)

Income (loss) before income taxes	98	(1,378)
Provision for income taxes	(4)	(5)

Net income (loss)	94	(1,383)
Preferred stock dividend	(175)	(145)
Deemed dividend to preferred stockholders	—	(96)

Net loss attributable to common stockholders	$(81)	$(1,624)

Basic and diluted net loss per share attributable to common stockholders	$(0.00)	$(0.09)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	19,058	19,046

PHARSIGHT CORPORATION

CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2004	March 31, 2004*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,463	$10,027
Accounts receivable, net	4,376	3,770
Other current assets	598	720

Total current assets	13,437	14,517

Property and equipment, net	380	495
Other assets	282	282

Total assets	$14,099	$15,294

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$493	$407
Accrued expenses	1,464	2,111
Deferred revenue	7,905	7,987
Current portion of notes payable and capital leases	1,912	1,930

Total current liabilities	11,774	12,435

Deferred revenue, long term	180	516
Capital leases and notes payable, less current portion	875	1,094
Redeemable convertible preferred stock	6,266	6,164
Total stockholders’ deficit	(4,996)	(4,915)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$14,099	$15,294

*	Derived from the Company’s audited financial statements as of March 31, 2004

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